EXHIBIT 10.5

NEWELL RUBBERMAID INC. 2003 STOCK PLAN
(As Amended and Restated Effective February 8, 2006
and further amended August 9, 2006))

RESTRICTED STOCK AWARD AGREEMENT

A Restricted Stock Award (the “Award”) granted by Newell Rubbermaid Inc., a Delaware corporation (the “Company”), to the employee named in the attached Award letter (the “Grantee”), of common stock, par value $1.00 per share and related common stock purchase rights (the “Common Stock”), of the Company, shall be subject to the following terms and conditions and the provisions of the Newell Rubbermaid Inc. 2003 Stock Plan, as amended and restated effective February 8, 2006 and further amended August 9, 2006 (the “Plan”), a copy of which is attached hereto and the terms of which are hereby incorporated by reference:

1. Acceptance by Grantee. The receipt of the Award is conditioned upon its acceptance by the Grantee in the space provided therefor at the end of the attached Award letter and the return of an executed copy of such Award letter to the Secretary of the Company no later than 60 days after the Award Date set forth therein or, if later, 30 days after the Grantee receives this Agreement.

2. Transfer Restrictions. None of the shares of Common Stock subject to the Award (“Award Shares”) shall be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Grantee (or his estate or personal representative, as the case may be), until such restrictions lapse in accordance with Sections 3 and 4 below.

3. Lapse of Restrictions. The restrictions set forth in Section 2 above shall lapse on the third anniversary of the Award Date with respect to all of the Award Shares.

4. Death, Disability or Retirement. To the extent the restrictions set forth in Section 2 have not lapsed in accordance with Section 3, in the event that the Grantee’s employment with the Company and all affiliates terminates due to the Grantee’s death, disability or retirement, such restrictions shall lapse on the date of such termination. For this purpose (i) “disability” means (as determined by the Committee in its sole discretion) the inability of the Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or disability or which has lasted or can be expected to last for a continuous period of not less than 12 months; and (ii) “retirement” means termination of the Grantee’s employment for any reason other than cause (as determined by the Company in its sole discretion) on or after the Grantee’s attainment age of 65.

5. Forfeiture. Subject to the next following sentence, the Award shall be forfeited to the Company upon the Grantee’s termination of employment with the Company and all affiliates for any reason other than the Grantee’s death, disability or retirement (as described in Section 4 above) that occurs prior to the date the restrictions lapse as provided in Section 3 above. The foregoing provisions of this Section 5 shall be subject to the provisions of any written employment security agreement or severance agreement that has been or may be executed by the Grantee and the Company, and the provisions in such employment security agreement or severance agreement concerning the lapse of restrictions of an Award in connection with the Grantee’s termination of employment shall supercede any inconsistent or contrary provision of this Section 5.

6. Withholding Taxes. If applicable, the Grantee shall pay to the Company an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to the delivery of any certificate for Award Shares. Payment of such taxes may be made by one or more of the following methods: (i) in cash, (ii) in cash received from a broker-dealer to whom the Grantee has submitted irrevocable instructions to deliver the amount of withholding tax to the Company from the proceeds of the sale of shares subject to the Award, (iii) by delivery to the Company of other Common Stock owned by the Grantee that is acceptable to the Company, valued at its Fair Market Value on the date of payment, or (iv) by certifying to ownership by attestation of such previously owned Common Stock.

7. Rights as Stockholder. The Grantee shall be entitled to all of the rights of a stockholder of the Company with respect to the Award Shares, including the right to vote such shares and to receive dividends and other distributions payable with respect to such Award Shares from the Award Date.

8. Share Delivery. Delivery of the Award Shares will be by book-entry credit to an account in the Grantee’s name established by the Company with the Company’s transfer agent. On the date the restrictions lapse with respect to the Award, and provided that the Grantee has complied with all obligations and conditions set forth in the Plan and this Agreement, the Company shall, upon written request from the Grantee (or his estate or personal representative, as the case may be), issue certificates in the name of the Grantee (or his estate or personal representative) representing such Award Shares.

9. Section 83(b) Election. The Grantee may make an election pursuant to Section 83(b) of the Internal Revenue Code to recognize income with respect to the Award Shares before the restrictions lapse, by filing such election with the Internal Revenue Service within 30 days of the Award Date and providing a copy of that filing to the Company.

10. Administration. The Award shall be administered in accordance with such regulations as the Organizational Development and Compensation Committee of the Board of Directors of the Company (the “Committee”) shall from time to time adopt.

11. Governing Law. This Agreement, and the Award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

IN WITNESS WHEREOF, this Agreement is executed by the Company this      th day of      ,      , effective as of the      day of      ,      .

NEWELL RUBBERMAID INC.

By:

CH2\2313153.1